Exhibit (a)(3)

SCOPUS RESPONDS TO OPTIBASE’S TENDER OFFER EXTENSION

TEL – AVIV, August 10, 2007 – Scopus Video Networks Ltd. (NASDAQ: SCOP). On August 7, 2007, Optibase Ltd. (“Optibase”) issued a press release announcing that it extends its partial cash tender offer to purchase ordinary shares of Scopus Video Networks Ltd. (“Scopus” or the “Company”) to Thursday, August 23, 2007, at 5:00PM, New York time, and that it increases the offer price per share to $5.75 in cash.

After careful consideration by the Board of Directors (the “Board”), the Board has unanimously determined to adhere to its previous recommendation to the shareholders to reject the offer and not tender their shares pursuant to the offer and file an objection notice.

The Board acknowledges that Optibase has increased the offer price per share to $5.75, but believes that the premium on Scopus’ ordinary shares is insufficient to support the offer. This is based on the following factors: (i) the exceptionally small number of shares that Optibase is offering to purchase, and (ii) the relatively small benefit to all the shareholders of the Company, as opposed to the substantial benefit to Optibase. If the tender offer completes successfully, pursuant to the Israeli Companies law, Optibase may become the owner of up to 45% of Scopus’ voting rights, a de facto controlling position in Scopus, by purchasing additional shares of Scopus through private transactions without having to conduct a special tender offer to the public. See under Item 8 “Additional Information – Israeli Companies Law 5759-1999” of the Solicitation/Recommendation Statement on Schedule 14D-9 Statement filed by Scopus with the Securities and Exchange Commission on July 16, 2007, as amended on August 6, 2007 (as amended, the “Statement”). The Board’s belief that the premium on Scopus’ ordinary shares is insufficient in light of the circumstances of the tender offer outlined above is based on the factors listed under Item 4 “The Solicitation or Recommendation” of the Statement, including an updating of the valuation analysis prepared by Thomas Weisel Partners LLC, which is mentioned in the Statement.

About Scopus Video Networks

Scopus Video Networks (NASDAQ:SCOP) develops, markets and supports digital video networking products that enable network operators to offer advanced video services to their subscribers. Scopus’ products support digital television, HDTV, live event coverage and content distribution.

Scopus provide a comprehensive digital video networking product offering, including intelligent video gateways, encoders, decoders and network management products. Scopus’ products are designed to allow network operators to increase service revenues, improve customer retention and minimize capital and operating expenses.

Scopus’ customers include satellite, cable and terrestrial operators, broadcasters and telecom service providers. Scopus’ products are used by hundreds of network operators worldwide.

For more information visit: www.scopus.net

Company Contact:	Investor Relations Contact

Moshe Eisenberg	Ehud Helft / Kenny Green
Chief Financial Officer	GK Investor Relations
Tel: +972-3-900 7100	Tel: (US) 1 646 201 9246
Moshee@scopus.net	info@gkir.com

This press release contains forward-looking statements concerning our marketing and operations plans. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These statements involve a number of risks and uncertainties including, but not limited to, risks related to: disruption to Scopus business arising from the Optibase tender offer, the evolving market for digital video in general and the infancy of the video-over-IP in particular and the ability to successfully demonstrate to service providers integrated solutions, general economic conditions and other risk factors. Scopus does not undertake any obligation to update forward-looking statements made herein.